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                                                                  Exhibit 3.8(a)

                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                        ELDER-BEERMAN WEST VIRGINIA, INC.

                                    ARTICLE I

     The name of the corporation is: Elder- Beerman West Virginia, Inc.

                                   ARTICLE II

     The period of duration of Elder -Beerman West Virginia, Inc. (the "Corporation") shall be perpetual.

                                   ARTICLE III

     The purpose of the Corporation is the transaction of any or all lawful business for which corporations may be incorporated under the West Virginia Corporation Act.

                                   ARTICLE IV

     The Corporation's principal office is located is 3155 El-Bee Road, Dayton, Ohio 45439. Notice shall be sent or process served upon by the secretary of state of the State of West Virginia to Corporation Service Company, 1600 Laidley Tower, Charleston, WV 25301.

                                    ARTICLE V

     The number of directors who shall constitute the whole board shall be such number as the Board of Directors shall at the time have designated, except that in the absence of any such designation, such number shall be three (3).

                                   ARTICLE VI

     The Corporation is authorized to issue 50,000 shares of capital stock, consisting of 50,000 shares of common stock, without par value.

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                                   ARTICLE VII

     Holders of shares of Capital stock of the Corporation shall not be entitled to cumulative voting rights in the election of directors.

                                  ARTICLE VIII

     No holder of any shares of capital stock of the Corporation shall have any preemptive right to acquire any shares of unissued capital stock, now or hereafter authorized, or any treasury shares of securities convertible into such shares or carrying a right to subscribe to or acquire such shares of capital stock.

                                   ARTICLE IX

     These Amended Articles of Incorporation supersede the Corporation's existing Articles of Incorporation and all prior amendments them.